Exhibit 10.1
Execution Version
SEPARATION AGREEMENT
     This SEPARATION AGREEMENT (the “Agreement”) is entered into by and between Progress Software Corporation (the “Company”) and Joseph W. Alsop, an individual (the “Executive”). This Agreement shall be effective on the Effective Date, as defined in Section 6.2.
     WHEREAS, the Executive and the Company wish to terminate certain of the Executive’s relationships with the Company amicably under the terms and conditions set forth herein;
     WHEREAS, the Company recognizes the Executive’s key role as a founder of the Company and his twenty-seven years of loyal service; and
     WHEREAS, the Company recognizes that the Executive is receiving no monetary severance and has resigned from his positions as President and CEO and agreed, as provided below, not to stand for reelection to the Board of Directors.
     NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, and intending to be legally bound, the Company and the Executive agree as follows:
          1. Resignation from Employment; Departure from Board of Directors
          Both parties acknowledge that the Executive’s service as President and Chief Executive Officer ended effective on March 29, 2009. The Executive shall remain employed by the Company to June 30, 2009 (the “Separation Date”) at his current base salary and with his current benefits. During the remaining period of the Executive’s employment, he shall provide transitional assistance if reasonably requested by the Lead Independent Director of the Board of Directors (the “Board”). Effective on the Separation Date, the Executive resigns from his employment and resigns from and relinquishes any right to service in or privileges relating to any and all other positions that he holds with the Company (other than as a shareholder and optionholder), and with any and all of the Company’s subsidiaries and/or affiliates and, further, agrees not to stand for re-election as a member of the Board at the 2009 Annual Meeting of the Shareholders.
          2. Severance Benefits
          The Company shall provide the following:
               2.1 Stock Options
               The Company, as of the Effective Date, shall accelerate the vesting of all of the Executive’s unvested outstanding stock options as listed on Exhibit A attached hereto and subject to the terms of the respective Company stock option plans with respect to treatment of options upon a sale, merger or other acquisition of the Company, shall allow the Executive or his estate, beneficiary, legal representative or legatee to exercise all of his outstanding stock options until the earlier of their (a) original expiration date as set forth on Exhibit A or (b) March 31, 2014, with no exercise to be permitted thereafter. In addition, the Company hereby acknowledges that all stock options outstanding under all Company stock option plans other than the 1992 Incentive and Nonqualified Stock Option Plan and the 1994 Stock Incentive Plan may be transferred by the Executive at any time from and after the Effective Date in accordance with the applicable plan provisions and agrees to cooperate in allowing the Executive to do so and permit any such transferee to exercise the options during their terms as set forth in the preceding sentence; provided that the transferee agrees in writing to be bound by the terms of the Company stock option plans and the provisions of this Section 2.1. The Company also agrees to allow the Executive and any such transferee to make use of its “cashless option exercise” process and any other benefits afforded to other employees in tracking and exercising stock options.

     Except as provided in this Section 2.1, the Company shall not terminate or cancel the stock options subject to this Section 2.1 (the “Options”) or otherwise restrict the Executive’s rights thereto without an order of a court of competent jurisdiction finding that the Company has grounds to do so and permitting such action, including, without limitation, an order of rescission or such equitable relief as the court deems proper. In the event that the Company files an action that alleges a breach of this Agreement, the Executive’s right to exercise the Options after such filing shall be subject to an obligation of the Executive to place any proceeds from the sale of shares resulting from such exercise (net of any sales commissions paid by the Executive and tax withholding by the Company) in an interest bearing escrow account at a federally insured and chartered bank of his choice with offices in Massachusetts that is reasonably acceptable to the Company (the “Escrow Agent”) immediately upon such sale, with instructions to the Escrow Agent to hold all such proceeds and interest in escrow until one of the following: (i) a final judgment, all appeals having been exhausted, awarding payment of a specified amount or no amount to the Company, in which event the Escrow Agent shall pay such amount, if any, to the Company and the balance, if any, to the Executive, (ii) any final dismissal of such action with prejudice, all appeals having been exhausted, and without the issuance of any order making any directions with respect to such payment, in which event the Escrow Agent shall pay all such amounts to the Executive, or (iii) a direction concerning disposition made jointly by the Executive and the Company, in which event the Escrow Agent shall follow such direction. During the period when any such court action is pending, the Executive also shall not have the right to transfer any Options to any third party.

               2.2 Liability Insurance and Indemnification
               The Company, for a minimum of six (6) years following the Separation Date, shall maintain, for the benefit of the Executive, director and officer liability insurance (“D&O”) in form at least as comprehensive as, and in an amount that is at least equal to, that maintained by the Company for its officers and directors at the same time during such period. In addition, the Executive shall be indemnified by the Company against liability, including costs and attorneys’ fees, as a current or former director, officer and/or employee of the Company and any subsidiary or affiliate of the Company to the extent set forth in the Company’s By-Laws.
               2.3 Office Access
               The Company shall permit the Executive reasonable access to his office during regular business hours and such other times as approved by the Lead Independent Director of the Board of Directors, and shall provide reasonable administrative support, primarily through the services of his existing assistant, to the extent reasonably available, through the Separation Date for the purpose of transitioning matters and property to the Company, organizing his own affairs, and removing his own property.
               2.4 Voicemail/Email
               The Company shall maintain and permit the Executive to use his existing Company voicemail and email accounts through March 31, 2010. The Executive agrees to promptly forward all voicemails and emails pertaining to business of the Company to whoever is designated by the Company to receive them. Nothing in this Agreement shall be construed to limit the Company’s right to include an automated greeting for voicemails and an automated reply to any email that provide notice that the Executive is no longer employed by the Company.

               2.5 Computer/PDA
               The Executive on request of the Company shall deliver to the Company the laptop computer and BlackBerry PDA device (together, the “Devices”) that the Executive normally uses. The Company may remove from the Devices any and all materials, messages and other information that the Company reasonably and in good faith determines relate to the business of the Company. The Company shall permit the Executive a reasonable opportunity to consult and cooperate with the Company concerning such removal. If the Company initiates a removal process, it shall use reasonable diligence to complete such process as promptly as can reasonably be expected under the circumstances. No later than five (5) days after the later of (i) the Separation Date; or (ii) the completion of any removal process that the Company undertakes, the Company shall return the Devices to the Executive and shall transfer ownership of the Devices to the Executive.
          3. Other Compensation
          The Executive will be paid all accrued but unused vacation through the Separation Date no later than the second normal payroll cycle following the Separation Date.
          4. Covenants of the Executive
               4.1 Return and Protection of Company Property
               The Executive agrees to return to the Company all Company documents and property (except as set forth above) no later than seven (7) days following the Executive’s return from his current trip, and to abide by the terms of his Employee Proprietary Information and Confidentiality Agreement signed as of July 9, 1998 (the “Proprietary Information Agreement”).

               4.2 Cooperation
               The Executive agrees to make himself available to the Company after the Separation Date either by telephone or in person upon reasonable notice and with reasonable accommodation to the Executive’s personal and business affairs, to assist the Company (which shall include for purposes of this Section 4.2 any subsidiary or other affiliate) in connection with any matter relating to services performed by the Executive on behalf of the Company prior to the Separation Date, including, without limitation, to assist in the transition of his duties to the Company’s new Chief Executive Officer. The Executive, also upon reasonable notice and with reasonable accommodation to his personal and business affairs, further agrees to cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company, its directors, shareholders, officers, or employees and which relates to the aforesaid services, including without limitation, by meeting with the Company’s counsel and appearing to testify truthfully in any proceeding without the necessity of a subpoena. The Company shall reimburse the Executive for his reasonable documented travel expenses incurred in connection with such cooperation. Notwithstanding the aforesaid, the Executive’s obligations set forth above shall not apply to any matter in which the Executive’s interests are materially adverse to those of the Company. To the extent that any services requested by the Company pursuant to this Section 4.2 (“Cooperation Services”) exceed fifteen (15) hours, the Company shall compensate the Executive at an hourly rate of $500; provided that the following Cooperation Services shall not be subject to a compensation right nor shall they be counted toward such fifteen (15) hours: (i) time spent testifying in any proceeding and any related travel and waiting time; and (ii) time spent assisting the Company in connection with any then threatened or pending litigation, investigation or regulatory proceeding in which the Executive is a party, subject or target, or in which the Executive has been informed by an adverse party or governmental agency that he will be a party, subject or target. Reimbursements of expenses shall be paid within thirty (30) days of the Company’s receipt of an invoice from the Executive or his designee for the same. Any reimbursement in one calendar year shall not affect the amount that may be reimbursed in any other calendar year and a reimbursement (or right thereto) may not be exchanged or liquidated for another benefit or payment. Any business expense reimbursements subject to Section 409A of the Code shall be made no later than the end of the calendar year following the calendar year in which such business expense is incurred by Executive. The Executive shall submit any such expense requests in a sufficiently timely manner so as to permit the Company to comply with the previous sentence.
               4.3 Non-Competition; Non-Solicitation
               The Executive recognizes the highly competitive nature of the Company’s business and that the Executive’s position with the Company and access to and use of the Company’s confidential records and proprietary information renders the Executive special and unique. The Executive further acknowledges that he has the opportunity to obtain additional equity in the Company pursuant to Section 2.1. The Executive hereby agrees that for the shorter of five (5) years from the Separation Date or one (1) year from the exercise or termination, by voluntary relinquishing to the Company or other cancellation or termination in accordance with the terms of the applicable Company stock option plans (but not, for the avoidance of doubt, due to any transfer of options by the Executive as described in Section 2.1 without the subsequent exercise or termination of such transferred options), of all of his stock options in the Company (the “Restricted Period”), he shall not, directly or indirectly, own, manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, in any manner, including as an officer, director, employee, independent contractor, stockholder, member, partner, consultant, advisor, agent, proprietor, trustee or investor, any Competing Business with operations in the United States; provided, however, that (i) ownership of two percent (2%) or less of the stock or other securities of a publicly traded corporation and (ii) passive ownership of less than a five percent (5%) interest as a limited partner of a venture capital fund, private equity fund or similar investment vehicle, or ownership of shares in a mutual fund shall not constitute a breach of this Section 4.5, in each case under this clause (ii), with respect to which the Executive has no role in the review, selection or management of any investments. For purposes hereof, the phrase, “Competing Business,” shall mean any business or venture listed on Schedule A, or any other business or venture that has significant product activity in any of the areas listed in Schedule B, provided, however, that a business or venture which imbeds or resells products or technology from the companies listed on Schedule A or from companies in the product areas listed in Schedule B but which itself has no significant product activity in the area shall not be considered a Competing Business.
               Notwithstanding the foregoing, if the Executive seeks employment with any subsidiary, division, affiliate or unit of a Competing Business (a “Related Unit”) and if that Related Unit does not compete with the Company or any subsidiary or other affiliate with respect to products and services of the Company or any other affiliate at the times and as described above (a “Noncompeting Related Unit”), the Executive may request a waiver of this Section 4.3 with respect to employment with such Noncompeting Related Unit. The Company shall not unreasonably withhold its agreement to such a waiver; provided that in no event may the Executive engage in or assist in the activities of any Related Unit that is competitive with the

Company or any subsidiary or other affiliate with respect to products and services of the Company or any other affiliate at the times and as described above.
               During the Restricted Period, the Executive shall not, directly or indirectly, (i) hire, subcontract, employ, engage or solicit any person who was an employee of the Company at the Separation Date or within six (6) months prior thereto, nor will the Executive attempt to hire or solicit any such person, provided, however, that this subsection (i) shall not apply with respect to any person following the expiration of one hundred eighty (180) days from his/her termination of employment with the Company or (ii) solicit for a Competing Business or endeavor to entice away from the Company or any of its subsidiaries, in either case with respect to products or services described in Schedule B, any person or entity who is, or was within the then most recent 12-month period, a customer of the Company or any of its subsidiaries.
               The Executive acknowledges that the business of the Company is worldwide in scope and therefore understands and agrees that there is no geographic limitation on the scope of this Section 4.3. The Executive further agrees that the nature of the Company’s confidential information and the goodwill relationships that were developed for the Company during the Executive’s employment support the continuation of the restrictions pursuant to this Section for five (5) years. Notwithstanding the foregoing, if a court determines that the geographic scope of this Section or the length of the Restricted Period is excessive, the parties agree that this Section should be enforced to the maximum extent that the court determines to be permissible.
               4.4 Remedies for Breach of Non-Competition/Non-Solicitation Covenants
               The parties agree that, throughout his employment with the Company, the Executive has been obligated to render personal services of a special, unique, unusual,

extraordinary and intellectual character, thereby giving this Agreement special value, and, in the event of a breach or threatened breach of the covenants of the Executive in Section 4.3 hereof, the injury or imminent injury to the value and the goodwill of the Company’s business could not be reasonably or adequately compensated in damages in an action at law. Accordingly, the Executive acknowledges that, in addition to any other remedies that may be awarded, the Company shall be entitled to specific performance, injunctive relief or any other equitable remedy against the Executive, without the posting of a bond, in the event of any breach or threatened breach of any provision of this Agreement by the Executive. In addition, in the event the Executive breaches or threatens to breach Section 4.3 of this Agreement, such breach or threatened breach will entitle the Company, without posting of a bond, to an injunction prohibiting the Executive from violating the terms of such Section 4.3. The Company agrees that should it decide to seek injunctive relief, it shall provide the Executive with at least three (3) business days’ advance notice of any hearing in which it seeks such relief; provided that for the purpose of this Section 4.4 (so long as the Company has made reasonably diligent efforts to provide actual notice by phone, email or otherwise), receipt of such notice shall be presumed three (3) days after mailing of notice by nationally recognized overnight delivery service if not actually received before then.

          5. Non-Disparagement
          The Executive agrees that, except as required by law or to enforce the terms of this Agreement, the Executive shall not make any disparaging statements about the Company (including for these purposes any subsidiary or affiliate), its officers, directors, employees, products or services. The Company shall direct its directors and the Executive’s successor as Chief Executive Officer and the Company’s other executive officers as of the Effective Date, during the course of their status as directors and executive officers of the Company, respectively, not to make any disparaging statements about the Executive, except as required by law or to enforce this Agreement. For purposes of this Agreement, statements in the course of testimony in a legal or regulatory proceeding or in response to an inquiry by a governmental or other regulatory entity shall be considered to be “required by law.”
          6. Release of Claims by the Executive
               6.1 Release
               In consideration of the covenants set forth herein, and more particularly the terms afforded the Executive by way of Section 2 hereof, and other good and valuable consideration, the Executive and his agents, heirs, legatees, successors and assigns (collectively hereinafter “Executive”), hereby unconditionally release and forever discharge the Company, its subsidiaries and other affiliates, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Released Parties”) of and from any and all actions, causes of actions, suits, debts, charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, and expenses

(including attorney’s fees and costs actually incurred), of any nature whatsoever, in law or equity, known or unknown (collectively “Claims”), which, as of the date when the Executive signs this Agreement, the Executive then has, ever had, then claims to have or ever claimed to have had against all or any of the Released Parties. The Executive acknowledges that the termination of the Executive’s employment and other actions that occur pursuant to this Agreement shall not give rise to any Claims.
               Without limiting the foregoing general waiver and release of claims, the Executive specifically waives and releases the Company from any Claim arising from or related to his employment relationship with the Company or the termination thereof, including, without limitation:
(a) Claims under any local, state or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the Effective Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any Claims arising under the federal Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act, the Worker Adjustment and Retraining Notification Act, and any similar federal, state or local statute;
(b) Claims under any other local, state or federal employment related statute, regulation or executive order (as they may have been amended through the Effective Date) relating to wages, hours or any other terms and conditions of employment. Without limitation, specifically included in this paragraph are any Claims arising under the Family and Medical Leave Act of 1993, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and any similar federal, state or local statute;
(c) Claims under any local, state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence;

(d) Claims under any local, state or federal securities law, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and any other state or local securities statutes and regulations; and
(e) Any other Claim arising under local, state or federal law.
               Notwithstanding the foregoing, this Section shall not release the Company from any obligation set forth in this Agreement, nor shall it affect the Executive’s vested rights under the Company’s Section 401(k) plan or the Executive’s rights to continue group medical and dental plan benefits in the future to the extent authorized by COBRA, any obligations of the Company to provide indemnification to the Executive under the Company’s By-Laws, and any obligation of the Company under any joint defense agreement between the Executive and the Company.
               The Executive agrees that he shall not seek or accept damages of any nature, other equitable or legal remedies for his own benefit, attorneys’ fees or costs from any of the Released Parties with respect to any Claim released by this Agreement. The Executive further represents that he has not assigned to any third party any Claim released by this Agreement.
               6.2 OWPBA
               The Executive explicitly acknowledges that because he is over forty (40) years of age, he has specific rights under the Older Workers Benefits Protection Act (“OWBPA”), which prohibits discrimination on the basis of age, and that the releases set forth in this section are intended to release any right that the Executive may have to file a claim against the Company alleging discrimination on the basis of age.
               It is the Company’s desire and intent to make certain that the Executive fully understands the provisions and effects of this Agreement. To that end, the Executive has been advised, encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement, which the Executive has done. Consistent with the provisions of OWBPA, the Executive has the opportunity to consider a proposed agreement between the Executive and the Company for more than twenty-one (21) days before signing it. The Executive acknowledges that he received a proposed agreement on or before March 27, 2009. To accept this Agreement, the Executive must return a signed original of this Agreement so that it is received by the undersigned representative of the Company or the Company’s counsel on or before July 15, 2009. If the Executive signs this Agreement before July 15, 2009, the Executive acknowledges by signing this Agreement that such decision was entirely voluntary and that he had the opportunity to consider this Agreement until July 15, 2009. The parties further agree that in the event that there are any modifications, regardless of whether or not material, from the form of agreement originally proposed by the Company, such modifications shall not restart the period for consideration or otherwise affect the deadline for signing of July 15, 2009. For a period of seven (7) days from the date when this Agreement is signed by the Executive, the Executive has the right to revoke this Agreement by written notice to the undersigned representative of the Company or the Company’s counsel. For such a revocation to be effective, it must be delivered so that it is received by the undersigned representative of the Company or the Company’s counsel at or before the expiration of the seven (7) day revocation period. This Agreement shall not become effective or enforceable during the revocation period. This Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”). Notwithstanding the foregoing, if the Executive engages in any conduct during the period before the Effective Date that would have violated this Agreement if it had then been in effect, the Company shall have the right to void this Agreement by notice to the Executive.
          7. Release of Claims by the Company
          The Company, on behalf of itself and its affiliates, hereby releases and forever discharges the Executive, his heirs, estate, trustees, representatives, attorneys, accountants and agents from any and all Claims, that, as of the date when the Company signs this Agreement, the Company or any of its affiliates then has, ever had, then claims to have or ever claimed to have had against the Executive; provided, however, that this Section shall not release the Executive from (i) any obligation set forth in this Agreement, (ii) any repayment obligation set forth in any affirmation or undertaking provided to the Company in connection with indemnification claims by the Executive or any obligation in a joint defense agreement between the Executive and the Company, (iii) Claims based on conduct that satisfies the elements of a criminal offense and for which the Executive is determined not to be entitled to indemnification pursuant to Massachusetts General Laws c. 156D, Section 8.55, or (iv) Claims based on acts or omissions that constitute a breach of fiduciary duty (without prejudice to any rights of indemnification that the Executive may have under the Company’s By-Laws).
          8. Absence of Reliance
          In signing this Agreement, each party represents that he or it is not relying upon any promises or representations made by the other party.
          9. Assignment and Transfer
               9.1 The Company
               This Agreement shall inure to the benefit of and be enforceable by, and may be assigned by the Company to, any purchaser of all or substantially all of the Company’s business or assets, and any successor to the Company or any assignee thereof (whether direct or indirect, by purchase, merger, consolidation or otherwise).
               9.2 The Executive
               The Executive’s rights and obligations under this Agreement shall not be transferable by the Executive by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void; provided, however, that if the Executive shall die, amounts then payable to or on behalf of the Executive or rights which he may have hereunder shall be paid and provided to his heirs and/or beneficiaries in accordance with the terms of this Agreement.
          10. Notices
               All notices required or permitted under this Agreement shall be in writing and delivered by any method providing for proof of delivery. Any notice shall be deemed to have been given on the date of receipt. Notices shall be delivered to the parties at the following addresses until a different address has been designated by written notice to the other party:
If to the Executive:
Joseph W. Alsop
16 Thissell Street, Box 76
Prides Crossing, MA 10965-0076
jwa@alsop.com
With a copy to:
R. Robert Popeo, Esquire
Robert M. Gault, Esquire
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111

If to the Company:
Progress Software
14 Oak Park
Bedford, MA 01730
Attention: General Counsel
With a copy to:
Anthony J. Medaglia, Jr., P.C.
Goodwin Procter LLP
53 State Street
Boston, MA 02109
          11. Miscellaneous
               11.1 Amendment
               No amendments, modifications or waivers to this Agreement shall be valid unless in writing and signed by all parties to the Agreement.
               11.2 Severability
               If any provision of this Agreement should, for any reason, be held invalid or unenforceable in any respect by a court of competent jurisdiction, then the remainder of this Agreement, and the application of such provision in circumstances other than those as to which it is so declared invalid or unenforceable, shall not be affected thereby, and each such provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

               11.3 Recitals & Headings
               The recitals herein constitute an integral part of the Agreement. The captions and headings contained in this Agreement have been inserted for reference and convenience only and in no way define or limit the intent of any provision.
               11.4 Counterparts
               This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.
               11.5 Facsimiles
               A telecopy or facsimile transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.
     12. Governing Law
               This Agreement and all performance under the terms of this Agreement shall be governed by the laws of Massachusetts without regard to conflict-of-law principles, and Massachusetts shall be the sole and exclusive forum for the resolution of all disputes arising under or relating to this Agreement and arising under or relating to the performance of its terms. The parties agree to submit to the jurisdiction of the state and federal courts of Massachusetts for purposes of enforcement of this Agreement.
     13. Entire Agreement
               This Agreement sets forth the entire agreement and understanding between the parties hereto and supersedes and extinguishes all prior discussions, agreements, and understandings between the parties except as set forth herein. By executing this Agreement, the Executive specifically acknowledges that he has been afforded sufficient time to understand the terms and effects of this Agreement, that his agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.
          14. Warranty of Authority
          Each of the undersigned hereby personally warrants that he has the full authority to execute and enter into this Agreement and has obtained all consents, approvals and authorities of any person, committee or entity necessary to make this Agreement binding and fully enforceable against the party for which he signs.
[Signature Page Follows]

          IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date and year first above written.

EXECUTIVE	PROGRESS SOFTWARE CORPORATION

/s/ Joseph W. Alsop	By:	/s/ Michael L. Mark

Joseph W. Alsop		NAME: Michael L. Mark
TITLE: Lead Independent Director

June 30, 2009	June 26, 2009

Date Signed	Date Signed

EXHIBIT A

			Option
	Number of Securities		Exercise	Option
	Underlying		Price	Expiration
Name	Unexercised Options (#)		($)	Date
	Exercisable	Unexercisable[1]
Joseph W. Alsop
	125,000	0	$21.86	11/10/2013
	37,000	23,000	$23.07	05/21/2013
	24,500	5,500	$23.07	05/21/2013
	37,000	23,000	$25.01	09/19/2013
	24,500	5,500	$25.01	09/19/2013
	10,200	0	$23.00	02/18/2010
	89,800	0	$23.00	02/18/2010
	150,000	0	$14.94	10/06/2010
	100,000	0	$14.30	04/02/2011
	25,000	0	$14.30	04/02/2011
	75,000	0	$17.42	10/09/2011
	50,000	0	$17.42	10/09/2011
	229,000	0	$13.50	08/01/2012
	21,000	0	$13.50	08/01/2012
	125,000	0	$16.99	02/23/2013
	75,000	0	$18.75	05/23/2014
	124,500	0	$21.45	09/26/2014
	500	0	$21.45	09/26/2014
	27,396	38,354	$31.18	04/25/2014
	24,500	5,500	$31.18	04/25/2014
	6,250	8,750	$32.25	10/15/2014
	21,146	29,604	$32.25	10/15/2014
	24,500	5,500	$32.25	10/15/2014
	18,959	68,541	$29.94	04/23/2015
	18,850	68,150	$19.51	10/15/2015
	109	391	$19.51	10/15/2015

[1]	As of March 16, 2009

SCHEDULE A
Core Competitors
Tibco
Software AG
SAP
Mega-Vendors
IBM
Oracle
Microsoft
Event Processing
Streambase
Aleri
Systar
SL
Agent Logic
SAS
Capital Markets Expansion
Flextrade
Trading Screen
Vhayu
Kx Systems
Portware
Pat Systems
Orc Software
FTEN
SOA and Data Integration
Mulesource
SpringSource
Red Hat
Amberpoint
Pervasive
GoldenGate
Cast Iron
Composite Software
Gigaspaces
BPM
Lombardi
Pegasystems
Savvion
Appian
Metastorm
Global 360
Intalio
Ultimus
Other
Sybase (just announced CEP product)
Versant (object databases)
iNet (database drivers)
Altova (XML/XQuery tools and processing)
Corticon (rules)

SCHEDULE B
          Any other company that has significant product activity in any of the areas of:
•	Transaction processing languages

•	Event processing infrastructure

•	Service oriented architecture infrastructure

•	Data integration infrastructure

•	Business process monitoring infrastructure

•	Algorithmic trading infrastructure